EnCana to redeem Coupon

Reset Subordinated Term Securities

CALGARY, Alberta (February 4, 2004) — EnCana Corporation (ECA: TSX, NYSE) today announced that it intends to redeem on March 23, 2004 all of its Coupon Reset Subordinated Term Securities, Series A (“Term Securities”), which have an aggregate principal amount of C$125,625,000. The redemption price of the Term Securities is the principal amount thereof plus accrued and unpaid interest to the redemption date.

The Term Securities are held in book-entry form only. The redemption price will be credited to the accounts of beneficial holders of Term Securities through their individual brokers. Beneficial holders may contact their individual brokers for additional information about payments.

Further information on EnCana Corporation is available on the Company’s Web site, www.encana.com, or by contacting:

FOR FURTHER INFORMATION:
EnCana Corporate Development
Investor contact: Susan Grey Analyst, Investor Relations (403) 645-4751	Media contact: Alan Boras Manager, Media Relations (403) 645-4747

Investor.relations@encana.com (403) 645-3550